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EXHIBIT 22        SUBSIDIARIES OF REGISTRANT


North Fork Bank
North Fork Leasing Corp.
North Fork Capital Corp.
Compass Investment Services Corp.
AcuData Service Corp.  (inactive)

                   SUBSIDIARIES OF NORTH FORK BANK

NFB Development Corp.
Howard Enterprises, Inc. (inactive)
Cutchco Corp. (inactive)
First Settlers Corp. (inactive)
Clare Elm Corp (inactive)
North Fork Information Services, Inc. (inactive)
North Fork Loan Service Corp. (inactive)